PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To prospectus dated April 23, 2009)	Registration No. 333-145919

29,108,925 SHARES OF COMMON STOCK

HECLA MINING COMPANY

This prospectus supplement supplements the prospectus dated April 23, 2009 (as supplemented on April 30, 2009 and June 8, 2009), relating to (i) the issuance to holders of our warrants and convertible preferred stock previously issued by us, shares of our common stock upon exercise of such warrants or upon conversion of such preferred stock, and (ii) the resale by the recipients of certain of such shares, from time to time, of up to 8,879,657 shares of our common stock, which they may acquire upon exercise of certain of such warrants, or upon conversion of certain shares of such preferred stock. This prospectus supplement should be read in conjunction with the prospectus dated April 23, 2009, including any supplements thereto, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus and any supplements thereto, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus and any supplements thereto. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Current Report on Form 8-K

On July 2, 2009, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of such Form 8-K is attached hereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2009

HECLA MINING COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8491	77-0664171
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 North Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

(Address of Principal Executive Offices) (Zip Code)

(208) 769-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Entry into Fifth Amendment to Credit Agreement

On April 16, 2008, we announced the entry into an Amended and Restated Credit Agreement with The Bank of Nova Scotia (the “Credit Agreement”) for a $380 million debt facility, consisting of a $140 million three year amortizing term facility maturing on March 31, 2011, and a $240 million bridge facility originally maturing on October 16, 2008. Funds from the Credit Agreement, together with internal cash sources, were used to fund the cash portion of our purchase of the remaining 70.27% interest of the Greens Creek joint venture in April 2008. The Credit Agreement is incorporated by reference hereto from Exhibit 10.1.

On October 16, 2008, we announced that we had repaid in the six months prior $200 million of the $240 million bridge facility and extended the maturity date for the remaining $40 million of the bridge facility pursuant to the First Amendment to Amended and Restated Credit Agreement (the “First Amendment”), which is incorporated by reference hereto from Exhibit 10.2. The First Amendment extended the maturity date of the remaining portion of the bridge facility to February 16, 2009; provided, however, that we furnish our lenders with a life of mine plan for each of the Greens Creek Mine and the Lucky Friday Mine by November 14, 2008 (“First Amendment Hecla Mine Plan”), and our lenders do not notify us that such First Amendment Hecla Mine Plan is unsatisfactory by December 10, 2008.

On December 10, 2008, we announced that our lenders notified us that the First Amendment Mine Plan was satisfactory, thereby confirming a maturity date of February 16, 2009 for the remaining $40 million of the bridge facility. We also entered into the Second Amendment to Amended and Restated Credit Agreement (the “Second Amendment”) which is incorporated by reference hereto from Exhibit 10.3. The Second Amendment waived the requirement that proceeds from any financing completed by us be used for paying down the bridge loan and the term facility for up to $20,000,000 of net proceeds received by us in a financing completed by December 31, 2008. We completed a financing by December 31, 2008, which included the sale of (i) approximately 10.24 million shares of our common stock, par value $0.25 per share, at an offering price of $2.05 per share, (ii) Series 1 warrants to purchase up to approximately 7.68 million shares of our common stock at an initial exercise price of $2.45 per share exercisable on or after June 9, 2009 through June 9, 2014, (iii) additional Series 1 warrants to purchase 460,976 shares of common stock at an initial exercise price of $2.56 per share, and (iv) Series 2 warrants to purchase up to 7.68 million shares of our common stock at an exercise price of $2.35 per share, which expired unexercised on February 28, 2009.

On December 31, 2008, we announced we had entered into the Third Amendment to Amended and Restated Credit Agreement (the “Third Amendment”), which is incorporated by reference hereto from Exhibit 10.4. The Third Amendment moved the $18.3 million quarterly principal payment due on our term facility on December 31, 2008 to February 13, 2009 and also provided us financial covenant relief for the period ended December 31, 2008. In exchange for this principal payment deferral and covenant relief, we agreed in the Third Amendment to (i) increase the interest rate on our term facility to 6% over LIBOR or 5% over the base rate, (ii) additional reporting requirements, (iii) grant additional security interests on the assets of our domestic subsidiaries with limited exceptions, (iv) have all our domestic subsidiaries guaranty the term facility and bridge facility with limited exceptions, (v) additional limitations on our covenants until February 13, 2009, (vi) keep unencumbered cash on hand in an amount not less than $10,000,000, (vii) retain a chief restructuring officer, and (viii) move the maturity date of the bridge facility from February 16, 2009 to February 13, 2009.

On February 3, 2009, we announced we had entered into the Fourth Amendment to Amended and Restated Credit Agreement (the “Fourth Amendment,”), which is incorporated by reference hereto from Exhibit 10.5. The Fourth Amendment deferred all of our scheduled principal payments on our term facility in 2009. In exchange for this principal payment deferral, we agreed in the Fourth Amendment to (i) pay off our bridge facility with funds from an equity or subordinated debt offering of at least $50 million on or before February 12, 2009, (ii) pay an additional fee to our lenders upon effectiveness of the Fourth Amendment, and on each subsequent July 1st and January 1st, by issuing to the lenders an aggregate amount of our 12% convertible preferred stock (the “Convertible Preferred Stock”) equal to 3.75% of the aggregate principal amount of the term facility outstanding on such date until the term facility is paid off in full, (iii) revise our financial covenants, including, without limitation, the addition of a liquidity covenant, and extend certain additional limitations on our covenants until the March 31, 2011 maturity date of the term facility, and (iv) make additional mandatory prepayments of our remaining term facility with 75% of our semi-annual excess cash flow and with proceeds we receive from asset sales and the issuance of additional equity and debt, with limited exceptions. The form of Certificate of Designations with respect to the Convertible Preferred Stock is incorporated by reference hereto from Exhibit 3.1.

The Fourth Amendment did not become effective until certain conditions were met, including the receipt of net proceeds from an equity or subordinated debt offering by February 12, 2009 of at least $50 million and payment of our bridge facility. We completed a financing on February 10, 2009, which included the offering of (i) 36.8 million shares of common stock, par value $0.25 per share, and (ii) Series 3 warrants to purchase 18.4 million shares of our common stock (exercisable at $2.50 per share on or after August 10, 2009 through August 10, 2014). The securities were issued in the form of units (“Units”), with each Unit consisting of one share of common stock and one-half Series 3 common stock purchase warrant. The Units were sold at a price of $2.05 per Unit. The net proceeds from the offering were approximately $71.3 million. We used the net proceeds from the offering to repay in full our $40 million bridge loan facility.

On June 30, 2009, we announced we had made a prepayment of $18.2 million on our term facility and entered into the Fifth Amendment to Amended and Restated Credit Agreement (the “Fifth Amendment” together with the First Amendment, the Second Amendment, the Third Amendment and the “Fourth Amendment”, the “Amendments”), which is incorporated by reference hereto from Exhibit 10.6. The Fifth Amendment (i) reduced the number of financial institutions in our lending syndicate to two institutions, (ii) waived, through September 15, 2009, the 3.75% semiannual fee paid to our lenders in Convertible Preferred Stock, (iii) revised certain loan covenant limitations on our capital expenditures and exploration spending to allow for aggregate investments of up to $75 million through January 15, 2010, (iv) reduced the mandatory prepayment for excess cash flow to 35% of excess cash flow per year and (v) eliminated the requirement that we retain a chief restructuring officer.

A copy of our press release issued on June 30, 2009, relating to the foregoing, is filed as Exhibit 99.1 hereto and incorporated herein by reference.

The Credit Agreement, as amended, contains representations and warranties we made. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the Credit Agreement and the Amendments. While we do not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Credit Agreement, as amended. Accordingly you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. The Credit Agreement and the Amendments have been incorporated by reference herein to provide you with information regarding their terms. They are not intended to provide any other factual information about us. Such information about us can be found elsewhere in other public filings we have made with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The disclosure schedules contain information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Credit Agreement, as amended, which subsequent information may or may not be fully reflected in public disclosures.

Item 1.02.	Termination of a Material Definitive Agreement.

Effective July 1, 2009 (the “Termination Date”), we and Alvarez & Marsal North America, LLC (“A&M”) mutually terminated our December 29, 2008 agreement (the “Agreement”) with, pursuant to which A&M provided us with corporate advisory services. Under the Agreement, Mr. Stanley E. Speer had served as our Chief Restructuring Officer with assistance from additional A&M personnel.

We paid A&M $650 per hour for Mr. Speer’s services and paid A&M additional compensation at rates ranging from $225 to $850 per hour with respect to services provided by additional A&M personnel. We also reimbursed A&M for its reasonable out-of-pocket expenses, including travel and lodging. In addition, we agreed to pay $282,500 to A&M as incentive compensation.

The Agreement was terminated following our entry into the Fifth Amendment, which among other things, eliminated the requirement that we retain a chief restructuring officer. The information disclosed under Item 1.01 that relates to the elimination of the requirement that we retain a chief restructuring officer is incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 and in Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

On July 1, 2009, Stanley E. Speer resigned his position as our Chief Restructuring Officer upon the termination of the Agreement described in Item 1.02 above.

Item 9.01.	Financial Statements and Exhibits.

(99)	Exhibits.

Exhibit Number	Description
3.1	Form of Certificate of Designations for 12% Convertible Preferred Stock. Filed as Exhibit 3.1 to registrant’s Current Report on Form 8-K filed on February 4, 2009 (File No. 1-8491), and incorporated herein by reference.

4.1	Filed as Exhibit 3.1 to registrant’s Current Report on Form 8-K filed on February 4, 2009 (File No. 1-8491), and incorporated herein by reference.

10.1	Amended and Restated Credit Agreement dated April 16, 2008, by and among Hecla Mining Company, various Lenders, and The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and Scotia Capital as Sole Lead Arranger and Sole Bookrunner. Filed as Exhibit 10.1 to registrant’s Current Report on Form 8-K filed on April 22, 2008 (File No. 1-8491), and incorporated herein by reference.

10.2	First Amendment to Credit Agreement effective October 16, 2008, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders. Filed as Exhibit 10.2 to registrant’s Current Report on Form 8-K filed on October 16, 2008 (File No. 1-8491), and incorporated herein by reference.

10.3	Second Amendment to Credit Agreement effective December 10, 2008, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders. Filed as Exhibit 10.4 to registrant’s Current Report on Form 8-K filed on December 11, 2008 (File No. 1-8491), and incorporated herein by reference.

10.4	Third Amendment to Credit Agreement effective December 30, 2008, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders. Filed as Exhibit 10.4 to registrant’s Current Report on Form 8-K filed on January 2, 2009 (File No. 1-8491), and incorporated herein by reference.

10.5	Fourth Amendment to Credit Agreement effective February 3, 2009, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders (Exhibit A to Fourth Amendment to Credit Agreement effective February 3, 2008 is filed as Exhibit 3.1 to registrant’s Current Report on Form 8-K filed on February 4, 2009 (File No. 1-8491), and incorporated herein by reference.). Filed as Exhibit 10.5 to registrant’s Current Report on Form 8-K filed on February 4, 2009 (File No. 1-8491), and incorporated herein by reference.

10.6	Fifth Amendment to Credit Agreement effective June 30, 2009, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders.*

99.1	Press Release, dated June 30, 2009.*

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2009

Hecla Mining Company

	By:	/s/ James A. Sabala
James A. Sabala
Senior Vice President & Chief Financial Officer

Exhibit 10.6

EXECUTION VERSION

FIFTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Fifth Amendment”), dated as of June 29, 2009, is by and among HECLA MINING COMPANY, a Delaware corporation (the “Borrower”) and each of the banks and other financial institutions identified as Lenders on the signature pages hereto (the “Lenders”).

W I T N E S S E T H:

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of April 16, 2008 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement” and, as amended by this Fifth Amendment and as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, and The Bank of Nova Scotia, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), the Lenders have made commitments to extend certain credit facilities to the Borrower; and

WHEREAS, the Borrower has requested that the Lenders agree to amend certain provisions of the Existing Credit Agreement as more specifically set forth herein, in each case upon the terms and conditions contained in this Fifth Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the agreements herein contained, the parties hereby agree as follows:

PART I

DEFINITIONS

SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Fifth Amendment, including its preamble and recitals, have the following meanings:

“Administrative Agent” is defined in the recitals.

“Borrower” is defined in the preamble.

“Credit Agreement” is defined in the recitals.

“Existing Credit Agreement” is defined in the recitals.

“Lenders” is defined in the preamble.

“Fifth Amendment” is defined in the preamble.

“Fifth Amendment Effective Date” is defined in Subpart 5.1.

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“Released Cash” is defined in Subpart 3.1.

SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Fifth Amendment, including its preamble and recitals, have the meanings provided in the Credit Agreement.

PART II

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Fifth Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part II. Except as so amended, the Existing Credit Agreement and the other Loan Documents shall continue in full force and effect.

SUBPART 2.1 Amendments to Section 1.1. Section 1.1 of the Existing Credit Agreement is hereby amended as follows:

(a) by inserting the following defined terms in the appropriate alphabetical sequence:

“Fifth Amendment” means the Fifth Amendment to Credit Agreement, dated as of June 29, 2009, among the Borrower and the Lenders party thereto.

“Fifth Amendment Effective Date” has the meaning set forth in the Fifth Amendment.

(b) by amending and restating the following defined term to read as follows:

“Term I Loan Commitment Amount” means (i) on any date prior to the Fifth Amendment Effective Date, $140,000,000, and (ii) on the Fifth Amendment Effective Date, $38,337,465.11.

(c) by amending and restating clause (a) of the definition “Retained Proceeds” to read as follows:

(a) the aggregate cumulative sum for each Fiscal Year commencing with the 2009 Fiscal Year of 65% of Excess Cash Flow for such Fiscal Year; provided that all applicable repayments under clause (e) of Section 3.1.1 for such Fiscal Year have been made;

(d) by deleting the following definitions in their entirety: “CRO”, “Current Assets”, “Current Liabilities”, “Current Ratio”, “Financial Advisor”, “Interest Coverage Ratio”, “Leverage Ratio”, “Net Worth” and “Total Net Debt”.

SUBPART 2.2 Amendment to Section 3.1.1. Clause (e) of Section 3.1.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(e) Within 100 days after the close of each Fiscal Year (beginning with the close of the 2009 Fiscal Year), the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 35% of the Excess Cash Flow (if any) for such Fiscal Year.

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SUBPART 2.3 Amendment to Section 3.3.3. Section 3.3.3 of the Existing Credit Agreement is hereby amended by deleting the text “Upon the Fourth Amendment Effective Date, and on each July 1 and January 1 occurring thereafter” and inserting the text “On each January 1 and July 1 of each year (other than on (or with respect to) July 1, 2009) and on September 15, 2009” in lieu thereof.

SUBPART 2.4 Amendment to Section 4.7. Clause (c) of Section 4.7 of the Existing Credit Agreement is hereby deleted in its entirety.

SUBPART 2.5 Amendments to Section 7.1.1. Clause (w) of Section 7.1.1 of the Existing Credit Agreement is hereby amended by deleting the text “(which shall be compiled with assistance from the CRO)” and clause (x) of Section 7.1.1 of the Existing Credit Agreement is hereby amended by deleting the text: “, and shall cause the CRO, to”.

SUBPART 2.6 Amendment to Section 7.1.15. Section 7.1.15 of the Existing Credit Agreement is hereby deleted in its entirety and replaced with the text “Reserved.”

SUBPART 2.7 Amendment to Section 7.1.16. Section 7.1.16 of the Existing Credit Agreement is hereby deleted in its entirety and replaced with the text “Reserved.”

SUBPART 2.8 Amendments to Section 7.2.4. Clauses (c) and (e) of Section 7.2.4 of the Existing Credit Agreement are each hereby deleted in their entirety and replaced with the text “Reserved;”.

SUBPART 2.9 Amendment to Section 7.2.4. Section 7.2.4 of the Existing Credit Agreement is hereby further amended by adding the following clause (h) at the end thereof to read as follows:

(h) from January 15, 2009 through January 15, 2010 the Borrower’s aggregate Capital Expenditures and Exploration Costs shall not exceed $75,000,000.

SUBPART 2.10 Amendment to Section 7.2.6. The last paragraph of Section 7.2.6 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

Notwithstanding anything to the contrary contained in the Credit Agreement, from (and including) the Fifth Amendment Effective Date to (and including) the date on which the Term I Loan is repaid in full, the Borrower shall not make any dividends or other Restricted Payments in cash on any class of Capital Securities of the Borrower or any of its wholly-owned Subsidiaries (including (i) the Convertible Preferred Stock, (ii) the Borrower’s outstanding 6.5% Mandatory Convertible Preferred Stock (if any) and (iii) the Designated Preferred Stock); provided, however, if any of the foregoing dividends or other Restricted Payments would consist of fractional shares, such dividends or other Restricted Payments may be made in cash (but in an amount not greater than the amount such fractional shares represent).

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SUBPART 2.11 Amendment to Section 10.3. Section 10.3 of the Existing Credit Agreement is hereby amended by deleting the text “and (z) the retention of the Financial Advisor” and inserting the text “and (z) the retention of any financial advisor” in lieu thereof.

SUBPART 2.12 Amendment to Section 10.20. Section 10.20 of the Existing Credit Agreement is hereby amended by deleting the text “, including, without limitation, the Financial Advisor” in clause (c) thereof and inserting the text “, including, without limitation, any financial advisor” in lieu thereof.

SUBPART 2.13 Amendments to Third and Fourth Amendments. Subpart 2.15 of the Third Amendment and Subpart 2.7 of the Fourth Amendment are each hereby deleted in their entirety.

SUBPART 2.14 Other. Solely for the purposes of (i) the definition of “Designated Preferred Stock” (and the provisions in which such definition is used to the extent such provisions directly relate to such definition) contained in Section 1.1 of the Credit Agreement, (ii) the definition of “Permitted Acquisition” (and the provisions in which such definition is used to the extent such provisions directly relate to such definition) contained in Section 1.1 of the Credit Agreement, (iii) clause (d) of Section 3.1.1, (iv) Article VII of the Credit Agreement (other than Section 7.1.1(c) and (d), Section 7.2.2(e), Section 7.2.5(d), Section 7.2.5(e)(i), Section 7.2.5(h)(ii) and Section 7.2.5(l)) and (v) Section 10.11 of the Credit Agreement, the parties hereto agree that as consideration for the amendments set forth herein, an Event of Default will be deemed to exist from (and including) the Third Amendment Effective Date to the Fifth Amendment Effective Date and from (and including) January 15, 2010 and for all times thereafter. Non-compliance by the Obligors with this covenant shall be an automatic Event of Default.

PART III

WAIVERS

SUBPART 3.1 Waivers to Loan Documents. Effective on (and subject to the occurrence of) the Fifth Amendment Effective Date, the Lenders hereby waive the Borrower’s obligation to make a mandatory prepayment, pursuant to Section 3.1.1(f) of the Credit Agreement, but solely with respect to the approximately $4,700,000 cash released or to be released by Travelers Casualty and Surety Company of America (“Released Cash”) from its security interest in respect of the items listed on Schedule 3.1 hereto (provided that such waiver is only applicable to the portion of Released Cash that is made subject to a Lien described in Section 7.2.3(g)(ii) of the Credit Agreement within 180 days of the Fifth Amendment Effective Date (or such later date as agreed to by the Lenders) and any portion of Released Cash that is not subjected to such a Lien within such period shall be used to repay the Term I Loans in accordance with Section 3.1.1(f) of the Credit Agreement).

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PART IV

AFFIRMATION AND CONSENT

SUBPART 4.1 Affirmation and Consent. Each of the Obligors (other than the Borrower) confirms that it has received a copy of this Fifth Amendment and restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party, effective as of the date hereof, after giving effect to this Fifth Amendment.

PART V

CONDITIONS TO EFFECTIVENESS

SUBPART 5.1 Amendment Effective Date. This Fifth Amendment shall be and become effective as of the date hereof (the “Fifth Amendment Effective Date”) when all of the conditions set forth in this Part V shall have been satisfied.

SUBPART 5.2 Execution of Counterparts of Fifth Amendment. The Administrative Agent shall have received counterparts satisfactory to the Administrative Agent of this Fifth Amendment, which collectively shall have been duly executed on behalf of the Borrower, each of the other Obligors and each Lender.

SUBPART 5.3 Authority Documents. The Administrative Agent shall have received the following:

(a) Certificate of Incorporation, Etc. Copies of the certificate of incorporation or other charter or formation documents of the Borrower, certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation.

(b) Bylaws. A copy of the bylaws of the Borrower, certified by an Authorized Officer of the Borrower as of the Fifth Amendment Effective Date to be true and correct and in force and effect as of such date.

(c) Incumbency. An incumbency certificate of the Borrower, certified by a secretary or assistant secretary to be true and correct as of the Fifth Amendment Effective Date, in form and substance satisfactory to Administrative Agent.

SUBPART 5.4 Opinion of Counsel. The Administrative Agent shall have received an opinion, dated the Fifth Amendment Effective Date and addressed to the Administrative Agent and all Lenders, from K&L Gates LLP, counsel to the Obligors, in form and substance satisfactory to the Administrative Agent.

SUBPART 5.5 Representations and Warranties. The representations and warranties contained in Subpart 6.4 shall be true and correct in all material respects on and as of the date hereof and as of the Fifth Amendment Effective Date.

SUBPART 5.6 Fee Letter. The payment by the Borrower of the amendment fees payable to each of The Bank of Nova Scotia and ING Capital LLC, pursuant to the Fifth Amendment Fee Letter.

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SUBPART 5.7 Prepayment of Term I Loan. The Administrative Agent shall have received from the Borrower, a voluntary prepayment of the Term I Loan in the aggregate amount of $18,159,851.90 and applied the proceeds thereof in accordance with the Prepayment Notice delivered in connection therewith.

SUBPART 5.8 Costs and Expenses, etc. The Administrative Agent shall have received for its account and the account of each Lender, all fees, costs and expenses due and payable pursuant to Section 10.3 of the Credit Agreement, if then invoiced, and any and all other Loan Documents.

PART VI

MISCELLANEOUS

SUBPART 6.1 Cross-References. References in this Fifth Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Fifth Amendment.

SUBPART 6.2 Instrument Pursuant to Existing Credit Agreement. This Fifth Amendment is a Loan Document executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

SUBPART 6.3 References in Other Loan Documents. At such time as this Fifth Amendment shall become effective pursuant to the terms of Part V, all references in the Loan Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Fifth Amendment.

SUBPART 6.4 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants that (a) it has the requisite power and authority to execute, deliver and perform this Fifth Amendment, (b) it is duly authorized to, and has been authorized by all necessary action, to execute, deliver and perform this Fifth Amendment, (c) the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of such date (except for those which expressly relate to an earlier date) and after giving effect to the amendments contained herein and (d) no Default or Event of Default exists under the Credit Agreement on and as of the date hereof after giving effect to the amendments contained herein.

SUBPART 6.5 Counterparts. This Fifth Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of this Fifth Amendment by telecopy or other electronic transmission shall be effective as an original and shall constitute a representation that an original will be delivered.

SUBPART 6.6 Full Force and Effect; Limited Amendment. Except as expressly amended or waived hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Existing Credit Agreement and the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth herein shall be limited precisely as provided

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Credit Agreement

for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Existing Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders under the Existing Credit Agreement or any of the Loan Documents.

SUBPART 6.7 Waiver and Release. Each Obligor acknowledges (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) that the Secured Parties have complied with all of their obligations and duties under the Credit Agreement and other Loan Documents through the date hereof and that, accordingly, no Obligor has any claims or causes of action against the Secured Parties in any manner relating thereto. In furtherance of the foregoing, each Obligor desires (and the Secured Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect the Secured Parties’ rights, interests, security and/or remedies under the Credit Agreement and the other Loan Documents. Accordingly, for and in consideration of the agreements contained in this Fifth Amendment and other good and valuable consideration, each Obligor (for itself and its Subsidiaries and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge the Secured Parties and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, arising out of, connected with or related in any way to the Credit Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of the Secured Parties contained therein, or the possession, use, operation or control of any of the assets of any or all of the Obligors, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral (as defined in the Pledge Agreement and the Security Agreement, as applicable).

SUBPART 6.8 Governing Law. THIS FIFTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SUBPART 6.9 Successors and Assigns. This Fifth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[SIGNATURES FOLLOW]

Hecla Fifth Amendment to

Credit Agreement

Each of the parties hereto has caused a counterpart of this Fifth Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	HECLA MINING COMPANY,
a Delaware corporation

	By:	/s/ Phillips S. Baker
	Name:	Phillips S. Baker, Jr.
	Title:	President and CEO

OTHER OBLIGORS:
BURKE TRADING INC.,
a Delaware corporation

	By:	/s/ Phillips S. Baker
	Name:	Phillips S. Baker, Jr.
	Title:	President

HECLA ADMIRALTY COMPANY,
a Delaware corporation

	By:	/s/ Ronald W. Clayton
	Name:	Ronald W. Clayton
	Title:	Vice President

HECLA ALASKA LLC,
a Delaware limited liability company

	By:	Hecla Limited,
its Managing Member

	By:	/s/ Ronald W. Clayton
	Name:	Ronald W. Clayton
	Title:	President

Hecla Fifth Amendment to

Credit Agreement

HECLA GREENS CREEK MINING COMPANY, a Delaware corporation

By:	/s/ Phillips S. Baker
Name:	Phillips S. Baker, Jr.
Title:	President

HECLA JUNEAU MINING COMPANY, a Delaware corporation

By:	/s/ Phillips S. Baker
Name:	Phillips S. Baker, Jr.
Title:	President

HECLA LIMITED, a Delaware corporation

By:	/s/ Ronald W. Clayton
Name:	Ronald W. Clayton
Title:	President

SILVER HUNTER MINING COMPANY (f/k/a Hecla Merger Company), a Delaware corporation

By:	/s/ James A. Sabala
Name:	James A. Sabala
Title:	Vice President

RIO GRANDE SILVER, INC.,
a Delaware corporation

By:	/s/ James A. Sabala
Name:	James A. Sabala
Title:	Vice President

HECLA SILVER VALLEY, INC.,
a Delaware corporation

By:	/s/ James A. Sabala
Name:	James A. Sabala
Title:	Vice President

COCA MINES, INC., a Colorado corporation

By:	/s/ Michael L. Clary
Name:	Michael L. Clary
Title:	Vice President

MWCA, INC., an Idaho corporation

By:	/s/ Ronald W. Clayton
Name:	Ronald W. Clayton
Title:	President

NEVADA MINE PROPERTIES, INC., a Nevada corporation

By:	/s/ Michael L. Clary
Name:	Michael L. Clary
Title:	Vice President

CREEDE RESOURCES, INC., a Colorado corporation

By:	/s/ Michael L. Clary
Name:	Michael L. Clary
Title:	Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Ray Clarke
Name:	Ray Clarke
Title:	Managing Director

By:	/s/ Bob Deol
Name:	Bob Deol
Title:	Associate Director

ING CAPITAL LLC, as a Lender

By:	/s/ Remko van de Water
Name:	Remko van de Water
Title:	Director

Exhibit 99.1

News Release

Hecla Reduces Debt and Amends Credit Facility

COEUR D’ALENE, Idaho—(BUSINESS WIRE)—Jun. 30, 2009— Hecla Mining Company (NYSE:HL) is pleased to announce that it has made a prepayment of $18.2 million to its term loan. The prepayment, made under the fifth amendment to the credit facility, reduces the lending syndicate to two institutions, reduces borrowing costs and provides Hecla with flexibility to control its capital program. The lenders have also shown their support by waiving some fees which will reduce our costs. At June 30, 2009, Hecla has now repaid approximately $341.7 million of the $380 million drawn on the facilities.

Hecla Mining Company President and Chief Executive Officer Phillips S. Baker, Jr., said, “We are generating significant cash flow from our operations and made the decision to make a repayment which lowers the amount owing and our borrowing costs. We are pleased with the recent changes to the credit agreement and cooperative spirit that enables Hecla to accelerate its exploration and capital spending programs and addresses our commitment to grow our production and reserve base. After the repayment, the cash on our balance sheet is similar to the amount we had at the beginning of the second quarter 2009 and I’m confident that this approach of reducing debt and investing in our projects is prudent and will create value for shareholders in the near term.”

Hecla’s credit facility was put in place to fund the acquisition of the Greens Creek mine in early 2008. This amendment waives, through September 15, 2009, the 3.75% semiannual fee paid in the 12% Convertible Preferred Stock, loosens the loan covenant limitations on capital expenditures and exploration spending to allow for aggregate investments of $75 million through year-end, and makes certain other modifications to the loan agreement. In addition to the changes noted above, the fifth amendment also eliminates the current requirement that Hecla retain a Chief Restructuring Officer.

Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines, processes and explores for silver and gold in the United States and Mexico. A 118-year-old company, Hecla has long been well known in the mining world and financial markets as a quality producer of silver and gold. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL, HL-PrB and HL-PrC.

Statements made which are not historical facts, such as anticipated payments or purchases are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, political risks, project development risks, labor issues and ability to raise financing. Refer to the company’s Form 8-K, Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

Hecla’s Home Page can be accessed on the Internet at www.hecla-mining.com.

Source: Hecla Mining Company

Hecla Mining Company

vice president – corporate development

Don Poirier, 208-769-4128